                                                                   EXHIBIT 10.23









                               WALBRO CORPORATION

                              AMENDED AND RESTATED
                   TERMINATION AND CHANGE OF CONTROL AGREEMENT
                                       FOR
                               FRANK E. BAUCHIERO



















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                                TABLE OF CONTENTS

                                                                                      PAGE


1.    Term and Application............................................................  1

2.    Office and Duties...............................................................  2

3.    Salary and Annual Incentive Compensation........................................  2

4.    Long-Term Compensation, Including Stock Options, and Benefits, Deferred
      Compensation, and Expense Reimbursement.........................................  3

5.    Termination of Employment.......................................................  4

6.    Payments Upon Termination of Employment.........................................  4

7.    Other Amounts...................................................................  9

8.    Definitions Relating to Termination Events...................................... 10

9.    Excise Tax Gross-Up............................................................. 15

10.   Non-Competition and Non-Disclosure; Executive Cooperation....................... 19

11.   Governing Law................................................................... 20

12.   Expense Reimbursement........................................................... 20

13.   Funding of Company Obligations.................................................. 21

14.   Miscellaneous................................................................... 21

15.   Indemnification................................................................. 23

16.   Definitions..................................................................... 23











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                              AMENDED AND RESTATED
                   TERMINATION AND CHANGE OF CONTROL AGREEMENT


         THIS AMENDED AND RESTATED TERMINATION AND CHANGE OF CONTROL AGREEMENT ("Termination Agreement") by and between WALBRO CORPORATION, a Delaware corporation (the "Company"), and Frank E. Bauchiero ("Executive") is dated August __, 1998.

                                    RECITALS

         A. Executive has been President of the Company since August 16, 1996 (the "Employment Date") and a director of the Company since 1990. Between the Employment Date and April 17, 1998, Executive also served as the Chief Operating Officer of the Company.

         B. The Company and Executive desire to amend and restate the Termination and Change of Control Agreement dated October 3, 1996 between the Company and Executive in its entirety as set forth below to reflect the appointment of Executive as President and Chief Executive Officer of the Company on April 17, 1998.

         C. The definitions of certain capitalized terms used in this Termination Agreement shall have the respective meanings specified in Sections 9 and 16 of this Termination Agreement.

         D. The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Termination Agreement.


                                    AGREEMENT

         In consideration of the mutual agreements contained herein, the Company and Executive hereby agree as follows:

         1. TERM AND APPLICATION. The term of Executive's employment under this Termination Agreement (the "Term of this Termination Agreement") shall be the same (subject to earlier termination in accordance with this Agreement) as the term (the "Term of the Employment Agreement") of the Employment Agreement, dated October 3, 1996 and as amended

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and restated as of the date of this Termination Agreement, between the Company and the Executive (the "Employment Agreement"); provided, however, notwithstanding the Term of the Employment Agreement, on or after the Extension Date (as defined in Section 9(g) of this Termination Agreement), the Term of this Termination Agreement shall be the Extended Employment Period (as defined in the Employment Agreement). Notwithstanding the Employment Agreement, the terms and provisions of this Termination Agreement shall also apply on and after the Extension Date and, where specifically in conflict with the Employment Agreement, shall supersede the Employment Agreement. In no event shall Executive receive benefits under both this Termination Agreement and the Employment Agreement with respect to the same Termination of Employment.

         2.  OFFICE AND DUTIES.

         (a) Generally. During the Extended Employment Period, the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Extension Date.

         During the Extended Employment Period it shall not be a violation of the Employment Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Termination Agreement. It is expressly understood and agreed that, to the extent that any activities have been conducted by the Executive prior to the Extension Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Extension Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

         (b) Place of Employment. During the Extended Employment Period, the Executive's services shall be performed at the present headquarters location of the Company in Auburn Hills, Michigan or such other headquarters location as may be assigned by the Company which is less than thirty-five (35) miles from such present headquarters location.

         3.  SALARY AND ANNUAL INCENTIVE COMPENSATION.

         (a) Base Salary. During the Extended Employment Period, the Executive shall receive an Annual Base Salary, which shall be paid at a monthly rate, at least equal to twelve (12) times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the 12-month period immediately preceding the month in which the Extension Date occurs. During the Extended Employment Period, the Annual Base Salary shall be reviewed by the Compensation











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Committee of the Board no more than twelve (12) months after the last salary increase awarded to the Executive prior to the Extension Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Termination Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Termination Agreement shall refer to Annual Base Salary as so increased. As used in this Termination Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

         (b) Annual Incentive Compensation. During the Extended Employment Period, any annual incentive compensation payable to Executive shall, subject to the last sentence of this Section 3(b), be paid in accordance with the Company's usual practices in effect prior to the Extension Date with respect to payment of incentive compensation of senior executives (except to the extent deferred). In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Extended Employment Period, an Annual Bonus in cash at least equal to the Executive's highest Annual Bonus for the last three full fiscal years prior to the Extension Date (annualized in the event that the Executive was not employed by the Company for the whole of such fiscal year) (the "Recent Annual Bonus"). Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

         4. LONG-TERM COMPENSATION, INCLUDING STOCK OPTIONS, AND BENEFITS, DEFERRED COMPENSATION, AND EXPENSE REIMBURSEMENT.

         (a) Executive Equity Plans. During the Extended Employment Period, the Company shall provide Executive with benefits, options to acquire Common Stock, and compensation and incentive award opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable) under its incentive and compensation Plans which are no less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such Plans, including without limitation, the long-term incentive features of the Company's Equity Based Long Term Incentive Plan (together with any successor plan, the "EBP"), as in effect at any time during the 120-day period immediately preceding the Extension Date or, if more favorable to the Executive, those provided at any time after the Extension Date to any other senior executives of the Company and its affiliated companies.

         (b) Employee and Executive Benefit Plans. During the Extended Employment Period, the Company's benefit plans and programs, including but not limited to, the welfare benefit plans, fringe benefit plans and deferred compensation plans described in Sections 5(b), (c), (e), (f) and (g) of the Employment Agreement, shall provide Executive with benefits which are at least as favorable to Executive as the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Extension Date or, if more favorable to the Executive, those provided at any time after the








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Extension Date to any other senior executive of the Company and its affiliated companies.

         5.  TERMINATION OF EMPLOYMENT

         (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Term of this Termination Agreement. If the Board determines in good faith that the Disability of the Executive has occurred during the Term of this Termination Agreement, the Company may give to the Executive written notice of its intention to terminate the Executive's employment. In such event, the termination of Executive's employment is effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the thirty
(30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties.

         (b) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination for Cause or Notice of Termination for Good Reason, as applicable, to the other party hereto given in accordance with Section 9(b) or 9(h), respectively, of this Termination Agreement, including without limitation the substantive and procedural requirements thereof.

         (c) Date of Termination. "Date of Termination" means (i) if the Executive's employ ment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination for Cause or the Notice of Termination for Good Reason, as applicable, or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive that the Executive's employment will terminate, (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, (iv) if the Executive terminates his employment without Good Reason due to Approved Early Retirement, Normal Retirement or other voluntary termination, the date the Executive notifies the Company that the Executive's employment will terminate, and (v) if the Executive's employment is terminated by reason of the Company's not renewing the Term of the Employment Agreement for reasons other than Cause, the Date of termination shall be the last day of the Term of this Termination Agreement.

         6.  PAYMENTS UPON TERMINATION OF EMPLOYMENT.

         (a) Normal Retirement, Approved Early Retirement, Death, or Disability. Upon Executive's Termination of Employment due to a voluntary decision by Executive to retire on or after the Executive's Normal Retirement Date (other than for Good Reason) ("Normal Retirement") or a mutually agreed upon early retirement date ("Approved Early Retirement") or due to Executive's death or Disability, all obligations of the Company and Executive under Sections 1 through 5 of the Employment Agreement or Sections 1 through 4 of this Termination Agreement, as applicable, shall immediately cease to accrue and the Company shall:











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                  (i)      pay to Executive (or his Beneficiaries) as soon as
                           practicable after the Date of Termination (but in any event within ten (10) days thereafter) a lump sum amount equal to the sum of Executive's Accrued Base Salary, Accrued Annual Bonus and Prorata Annual Bonus;

                  (ii) pay to Executive in accordance with the terms and conditions of all compensation and benefit Plans (and the agreements and documents thereunder) in which Executive participated prior to the Date of Termina tion, all vested, nonforfeitable amounts owing and accrued at the Date of Termination under such Plans, including any earned Performance Shares;

                  (iii) cause all Deferral Accounts under the Employment Agreement to be settled in accordance with the provisions of Section 5(g) of the Employment Agreement and the Executive's Deferral Election Forms (as defined in such Section); and

                  (iv) if the Company has terminated Executive's employment due to Disability:

                                (x)  provide for Executive and his family to
                                     continue to participate throughout the
                                     period extending from the Date of
                                     Termination until Executive reaches age 65 in all employee benefit Plans providing health, medical, and life insurance in which Executive and his family were participating immediately prior to the Date of Termina tion and the terms of which allow Executive's continued participa tion, at the same times and in the same manner as such benefits would have been received by Executive and his family under such Plans if the Executive had continued in employment with the Company during such period, and

                                (y)  to the extent that such Plans do not
                                     allow Executive's continued participation therein after the Date of Termination, pay to Executive a cash amount that is equivalent on an after-tax basis to the value of the additional benefits Executive would have received under such Plans if he had received credit under such Plans for age and service with the Company during such period following the Date of Termination; provided that with respect to any benefit to be provided on a third-party insured basis, such value shall be the present value of the premiums expected to be paid for such coverage, and with respect to other benefits, such value shall be the present value of the expected net cost to the Company of providing such benefits.


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         (b) Termination by the Company for Cause and Termination by Executive
for Reasons Other Than Normal Retirement, Approved Early Retirement, Death or Disability. Upon a Termination of Employment by the Company for Cause or voluntarily by Executive for reasons other than Good Reason, but excluding a Termination of Employment due to Normal Retirement, Approved Early Retirement, death or Disability, all obligations of the Company and Executive under Sections 1 through 5 of the Employment Agreement or Sections 1 through 4 of this Termination Agreement, as applicable, shall immediately cease to accrue and the Company shall:

                  (i) pay to Executive (or his Beneficiaries) as soon as practicable after the Date of Termination (but in any event within ten (10) days thereafter) a lump sum amount equal to the sum of Executive's Accrued Base Salary and Accrued Annual Bonus;

                  (ii) pay to Executive in accordance with the terms and conditions of all compensation and benefit Plans (and the agreements and documents thereunder) in which Executive participated prior to the Date of Termina tion all vested, nonforfeitable amounts owing and accrued at the Date of Termination under such Plans, including any earned Performance Shares; and

                  (iii) pay to Executive as soon as practicable following such Date of Termina tion, but in any event within ten (10) days thereafter, and without regard to any otherwise applicable period of deferral, an amount equal to the Fair Market Value as of the Date of Termination of all Deferral Shares credited to Executive's Deferral Accounts as of the Date of Termination; provided, however, that the Company may instead settle such Deferral Accounts by directing the trustee under a "rabbi trust" to make a distribution of the assets of the such trust (in which case the Company shall be relieved of its obligation in respect of such Deferral Accounts the extent of such distribution).

         (c) Termination Without Cause and Termination for Good Reason Before the Extension Date. Upon a Termination Without Cause or a Termination for Good Reason, in either case prior to the Extension Date, all obligations of the Company and Executive under Sections 1 through 5 of the Employment Agreement or Sections 1 through 4 of this Termination Agreement, as applicable, shall immediately cease to accrue and the Company shall:

                  (i) pay to Executive (or his Beneficiaries) immediately after the Date of Termination, a lump-sum cash amount equal to the sum of the following:

                           (A)      Executive's Accrued Base Salary,

                           (B)      Executive's Accrued Annual Bonus,
















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                           (C)      Executive's Prorata Annual Bonus,

                           (D) the product of (I) the sum of Executive's Annual Base Salary multiplied by (II) a factor equal to the lesser of two (2.0) or the number of whole and fractional years during the period commenc ing on the Date of Termination and the date on which the Term of this Termination Agreement would have expired without giving effect to any Termination of Employment; provided that such factor shall in no event be less than one (1.0);

                           (E) an amount equal to the Fair Market Value as of the Date of Termination of all Deferral Shares credited to Executive's Deferral Accounts as of the Date of Termination; provided, however, that the Company may instead settle such Deferral Accounts by directing the trustee under a "rabbi trust" to make a distribution of the assets of the such trust (in which case the Company shall be relieved of its obligation in respect of such Deferral Accounts to the extent of such distribution); and

                  (ii) to the extent that any vested, nonforfeitable amounts remain owing to Executive at the Date of Termination under any compensation and benefit Plans are not covered by clause (i) above, the Company shall pay all such amounts under the terms and conditions of the Plans (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted.

Amounts which are immediately payable pursuant to this Section will be paid as promptly as practicable (but in any event within five (5) business days) after the Date of Termination, without regard to any stated period of deferral otherwise remaining in respect of such amounts.

         (d) Termination Without Cause and Termination for Good Reason During the Extended Employment Period. Upon a Termination Without Cause or a Termination for Good Reason, in either case during the Extended Employment Period, obligations of the Company and Executive under Sections 1 through 5 of the Employment Agreement or Sections 1 through 4 of this Termination Agreement, as applicable, shall immediately cease to accrue and the Company shall:

                  (i) pay to Executive (or his Beneficiaries) immediately after the Date of Termination (without regard to any stated period of deferral otherwise applicable in respect of such amounts), a lump-sum cash amount equal to the sum of the following:

                           (A)      Executive's Accrued Base Salary,













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                           (B)      Executive's Accrued Annual Bonus,

                           (C)      Executive's Prorata Annual Bonus,

                           (D) three (3.0) times the sum of Executive's Annual Base Salary and Highest Annual Bonus;

                           (E) in lieu of any payment in respect of Performance Shares, or other long term incentive awards (including awards of phantom shares under the EBP) granted prior to the Extension Date or in accordance with
                                    Section 4(a), for any performance period not completed at the Date of Termination, an amount equal to the cash amount payable plus the Fair Market Value of any shares of Common Stock or other property (valued as of the Date of Termination) payable upon the achievement of maximum performance (or in the case of phantom shares, target performance under the EBP) in respect of each tranche of such Performance Shares or awards, without proration and as if the Date of Termination had occurred at the end of the performance period; and

                           (F) a cash amount equal to the Fair Market Value as of the Date of Termination of any Deferral Shares credited to Executive's Deferral Accounts as of the Date of Termination; provided, however, that the Company may instead settle such accounts by directing the Trustee to distribute the assets of the "rabbi trust" and the Company shall be relieved of its obligation in respect of such Deferral Accounts to the extent of such distribution;

                  (ii) to the extent not covered in clause (i) above, pay to Executive under the terms and conditions of the Plans (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted, all vested, nonforfeitable amounts owing or accrued as of the Date of Termination under any other compensation and benefit Plans in which Executive theretofore participated;

                  (iii)    (x)      continue for three years after the Date of
                                    Termination (or the longest period that is provided under the terms of the applicable
                                    Plan) to provide to the Executive and his family welfare plan benefits at least equal to those which would have been provided in accordance with Section 4(b) of this Termination Agreement if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect at any time thereafter with respect to any other senior executives of the Company and its









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                                    affiliated companies and their families;
                                    provided, however, that if the Executive becomes reemployed with another employer and receives medical or other welfare benefits under another employer- provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan, and

                           (y) to the extent that such Plans do not allow Executive's continued participation therein after the Date of Termination or that Executive so elects, pay to Executive a cash amount that is equivalent on an after-tax basis to the value of the additional benefits Executive would have received under such Plans if he had received credit under such Plans for age and service with the Company during such period following the Date of Termination; provided that with respect to any benefit to be provided on a third-party insured basis, such value shall be the present value of the premiums expected to be paid for such coverage, and with respect to other benefits, such value shall be the present value of the expected net cost to the Company of providing such benefits; and

                  (iv) pay or reimburse Executive as incurred for the cost of outplacement services, the scope and provider of which shall be selected by the Executive in his sole discretion.

         7.  OTHER AMOUNTS.

         (a) Stock Options and Restricted Stock. In the event of any Termination of Employment, stock options and restricted stock held by Executive as of the Date of Termination will be exercisable or vested, as applicable, to the extent and for such periods, and otherwise governed, by the Plans (and the agreements and other documents thereunder) pursuant to which such stock options or restricted stock were granted; provided, however, that the stock options described in Section 5(b) of the Employment Agreement shall be fully vested and shall be exercisable to the extent and for such periods, and otherwise governed by, the provisions of Section 5(b) of the Employment Agreement.

         (b) Supplemental Retirement Benefit. In the event of any Termination of Employment, the Executive's Supplemental Retirement Benefit shall be paid at the time or times and in the amounts determined in accordance with Section 5(e) of the Employment Agreement, except that in the event of a Termination Without Cause or a Termination for Good Reason during the Extended Employment Period, the Supplemental Retirement Benefit shall be computed as though (i) Executive's employment with the Company had continued for three years after the Date of Termination for purposes of determining his years of employment with the Company (as determined pursuant to Section 5(d) of the Employment Agreement) and (ii) Executive had












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received compensation in each of such three years determined in accordance with
Section 3 hereof.

         8.  DEFINITIONS RELATING TO TERMINATION EVENTS.

         (a) "Cause." For purposes of this Termination Agreement, "Cause" shall mean Executive's gross misconduct (as defined herein) or willful breach of
Section 10 of this Termination Agreement that results in financial detriment that is material to the Company and its affiliated companies taken as a whole. For purposes of this definition, "gross misconduct" shall mean (A) a felony conviction in a court of law under applicable federal or state laws which results in material damage to the Company and its affiliated companies taken as a whole or materially impairs the value of Executive's services to the Company, or (B) willfully engaging in one or more acts, or willfully omitting to act in accordance with duties hereunder, which is demonstrably and materially damaging to the Company and its affiliated companies taken as a whole. Cause shall not include any one or more of the following: (A) any act or failure to act resulting from any incapacity of Executive, (B) bad judgment, (C) negligence,
(D) any act or omission that Executive believed in good faith to have been in or not opposed to the interest of the Company (without intent of Executive to gain therefrom, directly or indirectly, a profit to which he was not legally entitled), or (E) any act or omission of which any member of the Board who is not a party to such act or omission has had actual knowledge for at least six months. Notwithstanding the foregoing, Executive shall not be terminated for Cause unless and until:

                  (A) no fewer than 60 days prior to the Date of Termination, the Company provides Executive with written notice (the "Notice of Consideration") of its intent to consider termination of Executive's employment for Cause, including a detailed description of the specific reasons which form the basis for such consideration;

                  (B) for a period of not less than 30 days after the date Notice of Consideration is provided, Executive shall have the opportunity to (x) appear before the Board, with or without legal representation, at Executive's election, to present arguments and evidence on his own behalf and (y) to correct the acts or omissions complained of, if correctable; and

                  (C) following the presentation to the Board as provided in clause (B) above or Executive's failure to appear before the Board at a date and time specified in the Notice of Consideration (which date shall not be less than 30 days after the date the Notice of Consideration is provided), Executive may be terminated for Cause only if (x) the Board, by the affirmative vote of all of its members (excluding Executive if he is a member of the Board, and any other member of the Board reasonably believed by the Board to be involved in the events leading the Board to terminate Executive for Cause), deter mines that the actions or inactions of Executive specified in the Notice of Consideration did occur, that such actions or inactions constitute Cause,








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                           and that Executive's employment should accordingly be
                           terminated for Cause; and (y) the Board provides Executive with a written determination
                           (a "Notice of Termination for Cause") setting forth in specific detail the basis of such termination of employment, which Notice of Termination for Cause shall be consistent with the reasons set forth in the Notice of Consideration.

Unless the Company establishes, by clear and convincing evidence, both (x) its full compliance with the substantive and procedural requirements of this Section prior to its Termination for Cause, and (y) that Executive's action or inaction specified in the Notice of Termination for Cause did occur and constituted Cause, any Termination of Employment shall be deemed a Termination Without Cause.

         (b) "Change of Control." For purposes of this Termination Agreement, a "Change of Control" shall mean:

                  (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either (A) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of
                           Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by a lender to the Company pursuant to a debt restructuring of the Company, or (E) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and
                           (C) of subsection (iii) of this Section;

                  (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

                   (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then- outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 15% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                  (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

         (c) "Disability" means a mental or physical condition which, in the opinion of the Board, renders Executive unable or incompetent to carry out the material job responsibilities which such Executive held or the material duties to which Executive was assigned at the time the disability was incurred, which has existed for at least three months and which in the opinion of a physician mutually agreed upon by the Company and Executive (provided that neither party shall unreasonably withhold his agreement) is expected to be permanent or to last for an indefinite duration or a duration in excess of six months.

         (d) "Extension Date" shall mean the first date during the Term of the Employment Agreement on which a Change of Control occurs. Anything in this Termination Agreement or the Employment Agreement to the contrary notwithstanding, if a Change of Control occurs after a Date of Termination, and if the Executive reasonably demonstrates that such Termination of Employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Termination Agreement and the Employment Agreement the "Extension Date" shall mean the date immediately prior to the date of such Termination of Employment.

         (e) "Good Reason." For purposes of this Termination Agreement, "Good Reason" shall mean the occurrence of any of the following, without Executive's prior written consent that such event shall not be Good Reason:

                  (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of the Employment Agreement of, on or after the Extension Date, Section 2(a) of this Termination Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstan tial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Execu tive;

                  (ii) any failure by the Company to comply with any of the provisions of this Termination Agreement or the Employment Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                  (iii) any failure to nominate or elect Executive as President and Chief Executive Officer of the Company or as member of the Board;

                  (iv) causing or requiring Executive to report to anyone other than the Board; or

                  (v) the Company's requiring the Executive to be based at any office or location other than as provided in
                           Section 3(b) of the Employment Agreement or, on or after the Extension Date, Section 2(b) hereof or the Company's requiring the Executive to travel on Company business to a substantially greater extent than generally required of other senior execu tives of the Company immediately prior to the date of this Agreement;

                  (vi) any failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, this Termination Agreement or the Employment Agreement;

                  (vii) any purported Termination of Employment by the Company otherwise than as expressly permitted by this Termination Agreement;

                  (viii) any failure by the Company to comply with Section 14(b) of this Termination Agreement;

                  (ix) any failure of the Company to assign this Termination Agreement and the Employment to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by this Termina tion Agreement and the Employment Agreement;

                  (x) the delivery to Executive of a Notice of Consideration pursuant to Section 14(c) hereof if, within a period of 90 days thereafter, the Board fails for any reason to terminate Executive for Cause in compliance with all of the substantive and procedural requirements of set forth in the definition of "Cause" in Section 8 hereof;

                  (xi) any termination of Employment by Executive for any reason or no reason during the 60 day period commencing two months after a Change of Control.

For purposes of this Section, any good faith determination of "Good Reason" made by the Executive shall be conclusive. Any Termination for Good Reason shall be communicated by a Notice of Termination for Good Reason to the Company given in accordance with Section 13(d) of this Termination Agreement. For purposes of this Termination Agreement, a "Notice of Termination for Good Reason" means a written notice which (i) indicates the specific termination provision in this Termination Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to constitute Good Reason and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination for Good Reason any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive's rights hereunder.

         (f) "Normal Retirement Date" means the date of Executive's attainment of age sixty-five (65).

         9.  EXCISE TAX GROSS-UP.

         (a) If Executive becomes entitled to one or more payments (with a "payment" including, without limitation, the vesting of an option or other non-cash benefit or property), whether pursuant to the terms of this Termination Agreement, the Employment Agreement or any other Plan or agreement with the Company or any of its affiliated companies (the "Total Payments"), which are or become subject to the tax imposed by Section 4999 of the Code or any similar tax that may hereafter be imposed (the "Excise Tax"), the Company shall pay to Executive at the time specified below an additional amount (the "Gross-up Payment") (which shall include, without limitation, reimbursement for any penalties and interest that may accrue in respect of such Excise Tax) such that the net amount retained by Executive, after reduction for any Excise Tax (including any penalties or interest thereon) on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-up Payment provided for by this Section, but before reduction for any federal, state, or local income or employment tax on the Total Payments, shall be equal to the sum of (a) the Total Payments, and (b) an amount equal to the product of any deductions disallowed for federal, state, or local income tax purposes because of the inclusion of the Gross-up Payment in Executive's adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-up Payment is to be made.

         (b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax:

                  (i) The Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants or auditors of nationally recognized standing ("Independent Advisors") selected by the Company and reasonably acceptable to Executive, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensa tion for services actually rendered before a Change of Control within the meaning of Section 280G(b)(4)(B) of the Code in excess of the base amount within the meaning of
                           Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax;

                  (ii) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (i) the total amount of the Total Payments or (ii) the total amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (a) above); and

                  (iii) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

         (c) For purposes of determining the amount of the Gross-up Payment, Executive shall be deemed (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made; (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive's adjusted gross income); and (C) to have otherwise allowable deductions for federal, state, and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-up Payment in Executive's adjusted gross income. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Executive or otherwise realized as a benefit by Executive) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been applied in initially calculating the Gross-up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

         (d) The Gross-up Payment provided for above shall be paid on the 30th day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Total Payments (or any portion thereof) are subject to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined by the Independent Advisors, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). If more than one Gross-up Payment is made, the amount of each Gross-up Payment shall be computed so as not to duplicate any prior Gross-up Payment.

         (e) Notwithstanding the foregoing, the Executive may at any time elect to demand the payment of the amount which the Executive, in accordance with an Opinion of counsel to the

Executive, determines to be the Gross-Up Payment. Any such demand by the Executive shall be made by delivery to the Company of a written notice which specifies the Gross-Up Payment determined by the Executive and an Opinion of counsel to the Executive regarding such Gross- Up Payment (such written notice and Opinion collectively, the "Executive's Determination"). Within fourteen (14) days after the Executive's delivery of the Executive's Determination to the Company, the Company shall:

                  (i) pay to the Executive the Gross-Up Payment set forth in the Executive's Determination unless

                  (ii) the Company shall deliver to the Executive a written notice specifying the Gross-Up Payment determined by the Company together with an Opinion of the Company's counsel regarding such Gross-Up Payment (such written notice and Opinion collectively, the "Company's Determination") and shall pay to the Executive the Gross-Up Payment specified in the Company's Determination.

For purposes of this Section, "Opinion" shall mean an unqualified legal opinion that a Gross-Up Payment has been calculated in accordance with this Section and applicable law, unless such Opinion shall state therein that an unqualified Opinion cannot be given as to any Gross-Up Payment. In such case, the Opinion shall state that the Gross-Up Payment set forth therein both (A) is more likely than not to be in accordance with this Section and applicable law, and (B) is more likely to be in accordance with this Section and applicable law than any other Gross-Up Payment.

         (f) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                  (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of this Section) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Section, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         10. NON-COMPETITION AND NON-DISCLOSURE; EXECUTIVE COOPERATION.

         (a) Non-Competition. Without the consent in writing of the Board, upon a Termination of Employment for any reason, Executive will not, for a period of one year thereafter, acting alone or in conjunction with others, directly or indirectly:

                  (i) engage (either as owner, investor, partner, stockholder, employer, employee, consultant, advisor or director) in any business in the continental United States in which he has been directly engaged, or has supervised as an executive, during the last two years prior to such Date of Termination and which is directly in competition with a business conducted by the Company or its subsidiaries as of the Date of Termination and, for the Company's most recently-completed fiscal year, contributed more than 5% of the Company's consolidated revenues; provided, however, that Executive shall not be deemed to have breached this clause (i) solely as a result of Executive being employed by or otherwise providing services to a business of which a unit is in competition with the Company or any subsidiary but as to which unit Executive does not have direct or indirect responsibilities for the products or services involved;

                  (ii) induce any customers of the Company or any of its subsidiaries with whom Executive has had contacts or relationships, directly or indirectly, during and within the scope of his employment with the Company or any of its subsidiaries, to curtail or cancel their business with such companies or any of them; or

                  (iii) induce, or attempt to influence, any employee of the Company or any of its subsidiaries to terminate employment.

The provisions of subparagraphs (i), (ii), and (iii) above are separate and distinct commitments independent of each of the other subparagraphs. It is agreed that the ownership of not more than one percent of the equity securities of any company having securities listed on an exchange or regularly traded in the over-the-counter market shall not, of itself, be deemed inconsistent with clause (i) of this paragraph (a).

         (b) Non-Disclosure. Executive shall not at any time (including following a Termination of Employment for any reason), disclose, use, transfer, or sell, except in the course of employment with or other service to the Company, any confidential or proprietary information of the Company or any of its subsidiaries so long as such information has not otherwise been disclosed or is not otherwise in the public domain, except as required by law or pursuant to legal process.

         (c) Cooperation With Regard to Litigation. Executive agrees to cooperate with the Company (including following a Termination of Employment for any reason), provided that such cooperation would not unreasonably interfere with the personal or business activities or employment obligations of the Executive, by making himself available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board and its representatives or counsel, or representatives or counsel of or to the Company, or any subsidiary or affiliate of the Company, as reasonably requested; provided, however, this subsection (c) shall not apply to any action between the Executive and the Company to enforce this Termination Agreement or the Employment Agreement. The Company agrees to reimburse Executive for all expenses actually incurred in connection with his provision of testimony or assistance, together with a Tax Gross- up Payment with respect to Taxes payable by Executive in connection any taxable income attributable to such reimbursement.

         (d) Survival. Notwithstanding any provision of this Termination Agreement to the contrary, the provisions of this Section shall survive the termination or expiration of this Termination Agreement, shall be valid and enforceable, and shall be a condition precedent to the Executive (or his Beneficiaries) receiving any amounts payable hereunder.

         11. GOVERNING LAW. This Termination Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of Michigan, without regard to Michigan conflicts of law principles, except insofar as the Delaware General Corporation Law and federal laws and regulations may be applicable. If under the governing law, any portion of this Termination Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Termination Agreement. The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion hereof. If any court determines that any provision of Section 12 hereof is unenforceable because of the duration or geographic scope of such provision, it is the parties' intent that such court shall have the power to modify the duration or geographic scope of such provision, as the case may be, to the extent necessary to render the provision enforceable and, in its modified form, such provision shall be enforced.

         12. EXPENSE REIMBURSEMENT. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive in negotiating the terms and conditions of this Termination Agreement shall be paid on behalf of or reimbursed to Executive promptly by the Company. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive in seeking to enforce rights pursuant to this Termination Agreement shall be paid on behalf of or reimbursed to Executive promptly by the Company, whether or not Executive is successful in asserting such rights[; provided, however, that if Executive does not prevail (after exhaustion of all available judicial remedies) in respect of a claim by Executive or by the Company hereunder, and the Company establishes before a court of competent jurisdiction, by clear and convincing evidence, that Executive had no reasonable basis for his claim hereunder, or for his response to the Company's claim hereunder, and acted in bad faith, no further reimbursement for legal fees and expenses shall be due to Executive in respect of such claim and Executive shall refund any amounts previously reimbursed hereunder with respect to such claim].

The Company shall pay to Executive a Tax Gross-Up Payment in respect to any Taxes incurred by Executive with respect to all amounts reimbursed pursuant to this Section 12.

         13. FUNDING OF COMPANY OBLIGATIONS. During the Extended Employment Period, the Company agrees to maintain a minimum amount in a rabbi trust (or to provide to the trustee of such rabbi trust an irrevocable letter of credit in an amount equal to such minimum amount and callable at will by such trustee) sufficient to fund the aggregate present value of all liabilities potentially owed to the Executive hereunder or under the Employment Agreement as if the Company had terminated Executive's employment without Cause.

         14. MISCELLANEOUS.

         (a) Integration. This Termination Agreement modifies and supersedes any and all prior agreements and understandings between the parties hereto with respect to the employment of Executive by the Company and its subsidiaries, except for the Employment Agreement and contracts relating to compensation under executive compensation and employee benefit Plans of the Company. Subject to the rights, benefits and obligations provided for in such executive compensation contracts and employee benefit Plans of the Company, this Termination Agreement and the Employment Agreement together constitute the entire agreement among the parties with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto. Executive shall not be entitled to any payment or benefit under this Termination Agreement which duplicates a payment or benefit received or receivable by Executive under such prior agreements and understandings with the Company or under any benefit or compensation Plan of the Company.

         (b) Non-Transferability. Executive may not assign any of his obligations under this Employment Agreement. The Company may not assign its rights or obligations under this Termination Agreement without the prior written consent of Executive except to a successor of the Company's business which expressly assumes the Company's obligations hereunder in writing. This Termination Agreement shall be binding upon and inure to the benefit of Executive, his estate and Beneficiaries, the Company and the successors and permitted assigns of the Company.

         (c) Beneficiaries. If Executive dies prior to receiving all of the amounts payable to him in accordance with the terms of this Termination Agreement, such amounts shall be paid to one or more beneficiaries (each, a "Beneficiary") designated by Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive's estate. Such payments shall be made in a lump sum to the extent so payable and, to the extent not payable in a lump sum, in accordance with the terms of this Termination Agreement. Executive, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by a submitting to the Company a new designation in writing.

         (d) Notices. Any notice under this Termination Agreement shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:

               If to the Company:              Walbro Corporation
                                               6242 Garfield Street
                                               Cass City, Michigan  48726-1397
                                               Attention:  Secretary

               If to Executive:                Frank E. Bauchiero
                                               P.O. Box 790
                                               Roscoe, Illinois  61073

               With copies to:                 Roger C. Siske, Esquire
                                               Sonnenschein Nath & Rosenthal
                                               8000 Sears Tower
                                               Chicago, Illinois  60606

If the parties by mutual agreement supply each other with telecopier numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Termination Agreement. In the case of Federal Express or other similar overnight service, such notice or advice shall be effective one business day after deposit with such service during its normal business hours, and, in the cases of certified or registered mail, shall be effective five business days after deposit with the U.S. Postal Service.

         (e) Reformation. The invalidity of any portion of this Termination Agreement shall not deemed to render the remainder of this Termination Agreement invalid.

         (f) Headings. The headings of this Termination Agreement are for convenience of reference only and do not constitute a part hereof.

         (g) No General Waivers. The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions. No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.

         (h) No Obligation to Mitigate. Executive shall not be required to seek other employment or otherwise to mitigate Executive's damages hereunder, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer; provided, however, that any health and other insurance benefits provided for this Termination Agreement shall not duplicate any benefits that are provided to Executive and his family by such other employer and shall be secondary to any coverage provided by such other employer.

         (i) No Offsets; Withholding. The amounts required to be paid by the Company to Executive pursuant to this Termination Agreement shall not be subject to offset, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others, other than with respect to any amounts that are owed to the Company by Executive due to his receipt of Company funds as a result of his fraudulent activity. The foregoing and other provisions of this Termination Agreement notwithstanding, all payments to be made to Executive under this Termination Agreement will be subject to Withholding Taxes and other required deductions.

         (j) Successors and Assigns. This Termination Agreement shall be binding upon and shall inure to the benefit of Executive, his heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

         15. INDEMNIFICATION. All rights to indemnification by the Company now existing in favor of Executive as provided in the Company's Certificate of Incorporation or By-Laws or pursuant to other agreements in effect on the date of this Termination Agreement shall continue in full force and effect (including after the expiration of the Term), and the Company shall also advance expenses for which indemnification may be ultimately claimed as such expenses are incurred to the fullest extent permitted under applicable law, subject to any requirement that Executive provide an undertaking to repay such advances if it is ultimately determined that Executive is not entitled to indemnification; provided, however, that any determination required to be made with respect to whether Executive's conduct complies with the standards required to be met as a condition of indemnification or advancement of expenses under applicable law and the Company's Certificate of Incorporation, By-Laws, or other agreement shall be made by independent counsel mutually acceptable to Executive and the Company (except to the extent otherwise required by law). The Company shall not amend its Certificate of Incorporation or By-Laws or any agreement in any manner which adversely affects the rights of Executive to indemnification thereunder. Any provision contained herein notwithstanding, this Termination Agreement shall not limit or reduce any rights of Executive to indemnification pursuant to applicable law. In addition, the Company will maintain directors' and officers' liability insurance in effect and covering acts and omissions of Executive, during the Term and for a period of six years thereafter, on terms substantially no less favorable as those in effect on the date of this Termination Agreement.

         16. DEFINITIONS. As used in this Termination Agreement, the terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms, except where otherwise expressly indicated):

        (a) "Accrued Annual Bonus" means any unpaid amount of Executive's Annual Bonus with respect to the Company's most recent fiscal year ended prior to the Date of Termination determined in accordance with (i) Section 4(b) of the Employment Agreement (if such fiscal year ended before an Extension Date) or
(ii) Section 3(b) of this Termination Agreement (if such fiscal year ended on or after the Extension Date).

        (b) "Accrued Base Salary" means the sum of (i) the amount of Executive's Annual Base Salary (as determined under Section 4(a) of the Employment Agreement) which is accrued through the Extension Date but not yet paid as of the Date of Termination and (ii) the amount of Executive's Annual Base Salary (as determined under Section 3(a) of this Termination Agreement) which is accrued but not yet paid as of the Date of Termination.

        (c) "affiliated companies" -- see Section 2(a) hereof.

        (d) "Annual Bonus" means, for 1998 and subsequent years, the annual incentive compensation paid to Executive pursuant to Section 4(b) of the Employment Agreement or Section 3(b) of this Termination Agreement, as applicable, and, for years prior to 1998, the annual cash incentive compensation paid to Executive pursuant of the Former Employment Agreement.

        (e) "Approved Early Retirement" -- see Section 6 hereof.

        (f) "Beneficiary" -- see Section 14(c) hereof.

        (g) "Code" means the Internal Revenue Code of 1986, as amended.

        (h) "Date of Termination" -- see Section 5(b) hereof:

        (i) "Deferral Account" the accounts on the Company's books that reflect the Company's unfunded obligations under the deferral arrangements authorized under Section 5 of the Employ ment Agreement.

        (j) "Deferral Shares" means the phantom shares of Common Stock credited to Executive's Deferral Accounts.

        (k) "EBP" -- see Section 4(a).

        (l) "Extended Employment Period" shall have the meaning specified in
Section 2(d) of the Employment Agreement.

        (m) "Fair Market Value" has the meaning specified in Section 8 of the Employment Agreement.

        (n) "Highest Annual Bonus" means the higher of (i) the Recent Annual Bonus and (ii) the Annual Bonus that would have been payable (without giving effect to any deferral elections in regard thereof) for the most recently completed fiscal year of the Company (annualized for any fiscal year consisting of less than twelve (12) full months), assuming full satisfaction of any performance standards or targets applicable to determining the maximum amount payable.

        (o) "Normal Retirement" -- see Section 6 hereof.

        (p) "Notice of Non-Renewal" has the meaning specified in Section 2(b) of the Employment Agreement.

        (q) "Performance Shares" means performance shares granted under the EBP and any performance shares, performance units, stock grants, or other long-term incentive arrangements adopted as a successor or replacement to performance shares under the EBP or other Plans of the Company.

        (r) "Plans" means plans, practices, policies, programs and arrangements.

        (s) "Prorata Annual Bonus" for any year means the product of (i) the Executive's target annual bonus for such year multiplied by (ii) a fraction of which the numerator is the numbers of days which have elapsed in such fiscal year through and including the Date of Termination and the denominator of which is 365; provided, however, that if a Date of Termination occurs after the Extension Date, the Highest Annual Bonus shall be used instead of the Target Annual Bonus for purposes of this definition.

        (t) "Recent Annual Bonus" -- see Section 3(b).

        (u) "Supplemental Retirement Benefit" has the meaning specified in
Section 5(e) of the Employment Agreement.

        (v) "Tax Gross-Up Payment" has the meaning specified in Section 8 of the Employment Agreement.

        (w) "Termination of Employment" means a termination by the Company or by Executive of Executive's employment with the Company.

        (x) "Termination For Good Reason" means a Termination of Employment by Executive for a Good Reason, whether during or after the Term.

        (y) "Termination Without Cause" means a Termination of Employment by the Company for any reason other than Cause or Executive's death or Disability, whether during or after the Term, including a Termination of Employment at the end of the Term of the Employment Agreement after the Company's giving a Notice of Non-Renewal.

        (z) "Withholding Taxes" has the meaning specified in Section 8 of the Employment Agreement.


        IN WITNESS WHEREOF, Executive and the Company have executed this Termination Agreement as of the date first above written.

                                          WALBRO CORPORATION



                                          By:
                                             -----------------------------------

                                          Name:
                                               ---------------------------------

                                          Title:
                                               ---------------------------------

                                          FRANK E. BAUCHIERO
                                          --------------------------------------


                                          --------------------------------------